Exhibit 99.1

Shopsmith Reports Third Quarter Results

Dayton, OH. — Shopsmith, Inc. the leading manufacturer of multipurpose woodworking tools, today reported a net loss of $27,000 or $.01 per share on sales of $3,681,000 for its third fiscal quarter ending January 1, 2005. For the same fiscal quarter of the previous year, a net income of $24,000 was reported at $.01 per share on sales of $3,646,000. Fiscal 2005 year-to-date net loss was $498,000 or $.19 per diluted share on net sales of $9,494,000 compared to a fiscal 2004 net income for the same period of $18,000 or $.01 per diluted share on net sales of $9,933,000.
John Folkerth, Shopsmith CEO said, “Our third quarter sales were up, with sales due to increases in the number of Mark V demonstration sales events, more than offsetting declines in catalog sales. Operating expenses also increased due to the increase in the number of Mark V sales demonstration events.”
Founded in 1972, Shopsmith, Inc. manufactures the Mark V product line (a five-in-one multipurpose woodworking tool) in Dayton, Ohio. The products are marketed via direct mail, the Internet and live demonstrations throughout the United States, Canada and England.

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Results for the Quarters Ended
	January 1,	January 3,
	2005	2004

Net sales	$3,681,000	$3,646,000
Gross profit	1,836,000	1,851,000
Income (loss) before income taxes	(27,000)	24,000
Income tax benefit	—	—
Net income (loss)	(27,000)	24,000
Net income (loss) per common share-Basic	(0.01)	0.01
Net income (loss) per common share-Diluted	(0.01)	0.01

Results for the Nine Months Ended
	January 1,	January 3,
	2005	2004

Net sales	$9,494,000	$9,933,000
Gross profit	4,861,000	5,042,000
Income (loss) before income taxes	(498,000)	23,000
Income tax expense	—	5,000
Net income (loss)	(498,000)	18,000
Net income (loss) per common share-Basic	(0.19)	0.01
Net income (loss) per common share-Diluted	(0.19)	0.01